EXHIBIT 99.1
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MEDIA CONTACTS:

Joanne Taylor                                             Tiffany Curci
Media Relations Manager                                   Voice Communications
Extended Systems                                          (208) 725-2062
(208) 322-7575 Ext. 6015                                  tcurci@vocepr.com
joannet@extendsys.com



                   EXTENDED SYSTEMS CHANGES BOARD COMPOSITION
                 MAJORITY OF BOARD OF DIRECTORS NOW INDEPENDENT

BOISE, IDAHO--(July 7, 2003)--Extended Systems Inc. (Nasdaq:XTND), a leading provider of mobile information management (MIM) solutions for the enterprise, today announced that Charles W. Jepson, John J. Katsaros, Steven D. Simpson, S. Scott Wald and Douglas B. Winterrowd have resigned from the Company's Board of Directors. The remaining directors are Raymond A. Smelek (Chairman of the Board of Directors), Russel McMeekin and John M. Russell. Steven D. Simpson continues as the company's President and Chief Executive Officer, Charles W. Jepson continues as Vice President of Worldwide Sales and Marketing and Douglas B. Winterrowd continues as the company's Chief Engineer.

"Nasdaq has proposed amendments to its corporate governance rules that would require all companies listed on the Nasdaq National Market to have a board of directors that is constituted of a majority of independent directors," said Raymond Smelek, Extended Systems' Chairman of the Board of Directors. "With the current board composition, we will be in compliance with the new independence requirements prior to the effectiveness of the proposed new Nasdaq listing requirements. As we move forward, we will continue to seek strong independent directors to join our Board and expect to be able to comply with additional proposed Nasdaq rules related to the makeup of our Audit Committee."

ABOUT EXTENDED SYSTEMS

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's mobile software suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management. Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships with Ericsson, HP, IBM, Microsoft, Motorola, Nokia, Palm, RIM, Sharp, Siemens and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, visit the company Web site at www.extendedsystems.com.

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This press release contains forward-looking statements, including statements relating to proposed amendments to the Nasdaq National Market listing requirements and the Company's efforts to seek additional independent directors to join its Board of Directors. These statements are subject to risks and uncertainties. These risks and uncertainties include the prospective nature of the proposed amendments to the Nasdaq National Market listing requirements and the potential for such amendments to change prior to becoming effective, the potential inability of the Company to attract independent directors to join the Board of Directors and other risks as detailed from time-to-time in the company's SEC filings, including its 2002 Annual Report on Form 10-K filed on September 23, 2002 and 2003 Quarterly Reports on Form 10-Q filed on November 14, 2002, February 14, 2003 and May 15, 2003.